Exhibit 15.1

April 6, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements of Fuwei Films (Holdings) Co., Ltd. included under Item 16F of its Form 20-F filed on April 6, 2017 and we agree with such statements concerning our firm contained in Item 16F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Kabani and Company, Inc.